Exhibit 10.19

EXECUTION VERSION

CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT

dated as of August 4, 2014

between

TRIBUNE PUBLISHING COMPANY

as the Company

and

JPMORGAN CHASE BANK, N.A.,

as L/C Issuer

		Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Defined Terms	1
Section 1.02.	Other Interpretive Provisions	8
Section 1.03.	References to Agreements and Laws	9
Section 1.04.	Times of Day	9
Section 1.05.	Timing of Payment or Performance	9
Section 1.06.	Letter of Credit Amounts	9

ARTICLE II

THE COMMITMENT AND L/C CREDIT EXTENSIONS

Section 2.01.	Letters of Credit	10
Section 2.02.	[Reserved]	15
Section 2.03.	Computation of Fees	15
Section 2.04.	Payments Generally	15
Section 2.05.	Cash Collateral	15
ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01.	Taxes	16
Section 3.02.	Increased Cost and Reduced Return; Capital Adequacy	18
Section 3.03.	Matters Applicable to All Requests for Compensation	18
Section 3.04.	Mitigation; Designation of a Different Issuing Office	19
Section 3.05.	Survival	19

ARTICLE IV

CONDITIONS PRECEDENT TO L/C CREDIT EXTENSIONS

Section 4.01.	Conditions to Closing Date	19
Section 4.02.	Conditions to All L/C Credit Extensions	20

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.	Existence, Qualification and Power; Compliance with Laws	21

i

(continued)

(continued)

		Page

Section 8.16.	Binding Effect	34
Section 8.17.	No Advisory or Fiduciary Responsibility	34
Section 8.18.	Affiliate Activities	34
Section 8.19.	Electronic Execution of Assignments and Certain Other Documents	35
Section 8.20.	USA PATRIOT ACT	35

SCHEDULES

8.02	L/C Issuer’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Letter of Credit Application
B	Collateral Account Agreement
C	Solvency Certificate

This CONTINUING AGREEMENT FOR STANDBY LETTERS OF CREDIT is entered into as of August 4, 2014, between Tribune Publishing Company, a Delaware corporation (as further defined in Section 1.01, the “Company”) and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as L/C Issuer.

PRELIMINARY STATEMENTS

The Company and the L/C Issuer desire to enter into this Agreement to provide for the issuance of cash collateralized Letters of Credit on the terms set forth herein.

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Tribune Publishing Term Loan Agreement, as in effect on the date hereof. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Continuing Agreement for Standby Letters of Credit, as amended, supplemented, waived or otherwise modified time to time.

“Applicable Amount” has the meaning assigned to such term in the Fee Letter.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.01(b)(iii).

“Cash Collateralize” means to pledge and deposit with or deliver to the L/C Issuer as collateral for L/C Obligations, cash in the Collateral Account or, if the L/C Issuer shall agree in its sole discretion, other credit support, in the Collateral Account, in each case pursuant to the Collateral Account Agreement or other documentation in form and substance reasonably satisfactory to the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the property and assets of the Company, now owned or hereafter acquired, upon which a Lien is purported to be granted by any Collateral Document.

“Collateral Account” means the blocked, interest bearing deposit account at the L/C Issuer referred to as the “Collateral Account” in the Collateral Account Agreement.

“Collateral Account Agreement” means that certain blocked account control agreement, dated as of the date hereof, among JPMCB, as L/C Issuer, JPMCB, as depositary bank and the Company, substantially in the form of Exhibit B.

“Collateral Documents” means this Agreement, the Collateral Account Agreement and each of the other agreements, instruments or documents that creates or purports to create or perfect a Lien in favor of the L/C Issuer with respect to the Collateral.

“Commitment” means the L/C Issuer’s agreement to issue Letters of Credit pursuant to the terms of this Agreement; provided that the Commitment shall not exceed the Facility Amount.

“Company” means Tribune Publishing Company, a Delaware corporation, and any successor in interest thereto.

“Company Parties” means the collective reference to the Company and the Subsidiaries and “Company Party” means any one of the foregoing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Documents” means, collectively, this Agreement, the Collateral Documents, the Fee Letter and any Letter of Credit.

“Customary Permitted Liens” has the meaning assigned to such term in the ABL Facility Agreement, as in effect on the date hereof.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning assigned to such term in the Fee Letter.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Dollar” and “$” mean lawful money of the United States.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the L/C Issuer or required to be withheld or deducted from a payment to the L/C Issuer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes imposed as a result of the L/C Issuer being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the L/C Issuer pursuant to a law in effect on the date on which the L/C Issuer becomes a party hereto or the L/C Issuer changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable to the L/C Issuer immediately before the L/C Issuer changed its lending office, (c) Taxes attributable to the L/C Issuer’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Amount” means $30,000,000; provided that the Facility Amount shall be deemed to be zero upon the Scheduled Termination Date; provided further that at the request of the Company the L/C Issuer may in its sole discretion increase the Facility Amount to an amount not to exceed $50,000,000.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.

“Fee Letter” means that certain fee letter (as amended, amended and restated, supplemented or otherwise modified in accordance with its terms), dated as of the date hereof, between the Company and the L/C Issuer.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Honor Date” has the meaning specified in Section 2.01(c)(i).

“Indebtedness” has the meaning specified in the Tribune Publishing Term Loan Agreement, as in effect on the date hereof.

“Indemnified Liabilities” has the meaning specified in Section 8.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 8.05.

“Information” has the meaning specified in Section 8.08.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“JPMCB” has the meaning specified in the introductory paragraph to this Agreement.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMCB, in its capacity as an issuer of standby Letters of Credit hereunder (it being understood that JPMCB shall not be obligated to issue any commercial letters of credit hereunder).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer, together with a request for L/C Credit Extension substantially in the form of Exhibit A hereto.

“Letter of Credit Expiration Date” means the day that is three Business Days prior to the Scheduled Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing capitalized lease obligations having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Company Parties (taken as a whole) to perform their respective obligations under the Credit Documents or (c) a material adverse effect on the rights and remedies of the L/C Issuer under the Credit Documents, in each case taken as a whole.”

“Minimum Collateral Condition” means, at any time (after giving effect to any Letter of Credit Application delivered at such time as if the L/C Obligations contemplated by such Letter of Credit Application were outstanding), that the Collateral Account shall hold in immediately available funds in an amount at least equal to the Applicable Amount.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Company Party arising under any Credit Document (including, for the avoidance of doubt, all L/C Obligations) or otherwise with respect to any Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including fees that accrue after the commencement by or against any Company Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Company Parties under the Credit Documents include the obligation to pay Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Company Party under any Credit Document.

“OFAC” has the meaning specified in Section 5.10.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to the L/C Issuer, Taxes imposed as a result of a present or former connection between the L/C Issuer and the jurisdiction imposing such Tax (other than connections arising from the L/C Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document), or sold or assigned an interest in any Letter of Credit or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Outstanding Amount” means on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under any Letters of Credit taking effect on such date.

“PATRIOT Act” has the meaning specified in Section 8.20.

“Permitted Liens” means any Liens created by and pursuant to the Credit Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Company Party, and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 4.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Company Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Sanctions” has the meaning specified in Section 5.10.

“Scheduled Termination Date” means August 4, 2019; provided that at the request of the Company, the L/C Issuer may extend the Scheduled Termination Date in its sole discretion.

“Securities” has the meaning assigned to such term in the UCC.

“Securities Account” has the meaning assigned to such term in the UCC.

“Solvent” and “Solvency” means, with respect to the Company and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transaction (i) the Fair Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature (all capitalized terms used in this definition other than “Company” and “Subsidiary” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit C).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly through one or more intermediaries, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means any or all of the following: (i) the entry into the Separation and Distribution Agreement and the Ancillary Agreements (as defined in the Separation and Distribution Agreement), the performance thereof and the consummation of the Separation and Distribution and the other transactions contemplated thereby (including, without limitation, the Closing Dividend Payment), (ii) the entry into this Agreement and the other Credit Documents and the incurrence of Indebtedness hereunder, (iii) the entry into the ABL Facility Documents and the incurrence of Indebtedness thereunder, (iv) the entry into the Tribune Publishing Term Loan Agreement and the incurrence of Indebtedness thereunder and (v) all other transactions relating to any of the foregoing (including, without limitation, payment of any fees, costs and expenses related to any of the foregoing).

“Tribune Publishing Term Loan Agreement” means the term loan credit agreement (as amended, amended and restated, supplemented or otherwise modified in accordance with its terms), dated as of the date hereof, among the Company, the several lenders from time to time party thereto, and JPMCB, as administrative agent and collateral agent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.01(c)(i).

“U.S. Person” means any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(iv) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

Section 1.03. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.05. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any drawing document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENT AND L/C CREDIT EXTENSIONS

Section 2.01. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, the L/C Issuer agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company or any other Company Party (provided that the Company hereby irrevocably agrees to reimburse the L/C Issuer for amounts drawn on any Letters of Credit issued for the account of any other Company Party on a joint and several basis with such other Company Party) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.01(b), and (B) to honor drafts under the Letters of Credit; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit if as of the date of such L/C Credit Extension, the Outstanding Amount of the L/C Obligations would exceed the lesser of (x) the Facility Amount and (y) the amount of Cash Collateral on deposit in the Collateral Account. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.01(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the L/C Issuer has approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the L/C Issuer has approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more generally applicable policies of the L/C Issuer in place at the time of such request; or

(E) such Letter of Credit is in an initial stated amount of less than $5,000,000 (or such lesser amount as is acceptable to the L/C Issuer in its sole discretion), or such Letter of Credit is to be denominated in a currency other than Dollars;

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer not later than 1:00 p.m. (New York City time) at least three Business Days (or such shorter period or later time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Scheduled Termination Date, unless the L/C Issuer otherwise agrees); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Company Party); (H) whether the issuance of such Letter of Credit is contingent on the occurrence or nonoccurrence of any event; and (I) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the L/C Issuer may reasonably request. In the event that any Letter of Credit Application includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or the other Credit Documents, are otherwise more restrictive, or are not contained in this Agreement, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such Letter of Credit Application to be the same as the analogous provisions herein or, to the extent not contained herein shall be deemed inapplicable for purposes of such Letter of Credit Application. Each Letter of Credit Application shall be in such form as the L/C Issuer shall from time to time require (including any type of electronic form or means of communications); provided that the form of Letter of Credit Application set forth as Exhibit A shall be acceptable to the L/C Issuer. The L/C Issuer’s records of the content of any drawing document shall be conclusive absent manifest error.

(ii) Upon confirmation by the L/C Issuer that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall (unless the Company has informed the L/C Issuer prior to issuance thereof that any relevant condition established pursuant to Section 2.01(b)(i)(H) has not been satisfied), on the requested date, issue a Letter of Credit for the account of the Company or any other Company Party (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a Business Day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such renewal.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company thereof. The L/C Issuer shall notify the Company on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Company shall reimburse the L/C Issuer in an amount equal to the amount of such drawing no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing fees in respect of any such Letter of Credit). If the Company fails to so reimburse the L/C Issuer on such next Business Day, the Company’s obligation to reimburse the L/C Issuer with respect to such drawing (the “Unreimbursed Amount”) shall be satisfied by funds withdrawn by the L/C Issuer from the Collateral Account (and the Company hereby irrevocably authorizes and instructs the L/C issuer to make such withdrawals); provided that the Company shall pay interest on all overdue Unreimbursed Amounts hereunder, which shall include all Unreimbursed Amounts following a termination pursuant to Section 7.02 (including an automatic termination) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Any notice given by the L/C Issuer pursuant to this Section 2.01(c) may be given by telephone if promptly confirmed in writing; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) [Reserved].

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Credit Documents for all or any of the Obligations of the Company in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the L/C Issuer’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the L/C Issuer.

(f) Role of L/C Issuer. The Company agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuer, any L/C Issuer-Related Person, nor any of their respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.01(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Company which a court of competent jurisdiction determines in a final nonappealable judgment were caused by the L/C Issuer’s bad faith, willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP98. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h) Letter of Credit Fees. Each of the parties hereto hereby agrees that Section 1 of the Fee Letter is incorporated herein mutatis mutandis.

(i) Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.02. [Reserved].

Section 2.03. Computation of Fees.

All computations of fees shall be made on the basis of a 360-day year and actual days elapsed. Each determination by the L/C Issuer of a fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.04. Payments Generally.

All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

Section 2.05. Cash Collateral.

(a) The Company hereby grants to (and subjects to the control of) the L/C Issuer and agrees to maintain a (x) first priority security interest in and continuing lien on all of the Company’s right, title and interest in (subject only to Permitted Liens) and to the Collateral Account, any other Deposit Account or Securities Account and all Cash Collateral, and all other cash, Cash Equivalents and other Securities on deposit therein, and (y) a first priority security interest in and continuing Lien on all of the Company’s right, title and interest in (subject only to Customary Permitted Liens) and to all of the other assets and property of the Company accepted by the L/C Issuer as collateral security pursuant hereto, and in all interest and other property received as proceeds of, or in substitution or exchange for, and all claims in respect of, any of the foregoing and all other proceeds of the foregoing, all as collateral security for the prompt and complete payment and performance when due of the Obligations.

(b) If at any time the L/C Issuer determines that Cash Collateral is subject to any right or claim of any Person other than the L/C Issuer as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company shall promptly upon demand by the L/C Issuer (and in any event within one Business Day following such demand) pay or provide to the L/C Issuer additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in the Collateral Account.

(c) At any time the Minimum Collateral Condition shall not be satisfied, the Company shall promptly (and in any event within one Business Day) deposit in the Collateral Account cash in an amount such that, after giving effect to such deposit, the Minimum Collateral Condition is satisfied.

(d) Cash Collateral (or the appropriate portion thereof) provided pursuant to this Agreement shall be released promptly following (i) the termination of the Commitments and the payment or termination in full of the Obligations, including the expiration or cancellation of all Letters of Credit issued hereunder or (ii) the L/C Issuer’s determination, in its sole discretion, that there exists Cash Collateral in excess of the Minimum Collateral Condition; provided, however, (x) that Cash Collateral shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.05 may be otherwise applied in accordance with Section 7.04) and (y) that the Company and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated L/C Obligations or other obligations.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Any and all payments by or on account of any obligation of any Company Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then amount so payable shall be increased as necessary by the Company so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 3.01), the L/C Issuer receives an amount equal to the amount it would have received had no such deduction or withholding been made.

(b) The Company Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the L/C Issuer timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Company Party to a Governmental Authority pursuant to this Section 3.01, such Company Party shall deliver to the L/C Issuer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the L/C Issuer.

(d) The Company Parties shall jointly and severally indemnify the L/C Issuer, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the L/C Issuer or required to be withheld or deducted from a payment to the L/C Issuer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the L/C Issuer shall be conclusive absent manifest error.

(e) (i) If the L/C Issuer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document, the L/C Issuer shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the L/C Issuer, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not the L/C Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii) below) shall not be required if in the L/C Issuer’s reasonable judgment such completion, execution or submission would subject the L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the L/C Issuer.

(ii) Without limiting the generality of the foregoing,

(A) the L/C Issuer shall deliver to the Company on or prior to the date on which it becomes the L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Company) executed originals of IRS Form W-9 certifying that the L/C Issuer is exempt from U.S. Federal backup withholding tax; and

(B) The L/C Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

(f) If the L/C Issuer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the L/C Issuer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the L/C Issuer, shall repay to the L/C Issuer the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the L/C Issuer be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the L/C Issuer in a less favorable net after-Tax position than the L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.01 shall survive the any assignment of rights by, or the replacement of, the L/C Issuer , the termination of this agreement and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.02. Increased Cost and Reduced Return; Capital Adequacy.

(a) If as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or the L/C Issuer’s compliance therewith, the L/C Issuer reasonably determines that it will be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its letters of credit or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to the L/C Issuer of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the L/C Issuer hereunder; then within 15 days after demand of the L/C Issuer, as the case may be, setting forth in reasonable detail such increased costs, the Company shall pay to the L/C Issuer, as the case may be, such additional amounts as will compensate the L/C Issuer, as the case may be, for such increased cost or reduction.

(b) If the L/C Issuer determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by the L/C Issuer therewith, has the effect of reducing the rate of return on the capital of the L/C Issuer or any corporation controlling the L/C Issuer as a consequence of the L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and the L/C Issuer’s desired return on capital), then within 15 days after demand of the L/C Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return, the Company shall pay to the L/C Issuer such additional amounts as will compensate the L/C Issuer for such reduction.

(c) For purposes of this Section 3.02, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.03. Matters Applicable to All Requests for Compensation.

(a) The L/C Issuer claiming compensation under this Article III shall deliver a certificate to the Company contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the L/C Issuer may use any reasonable averaging and attribution methods.

(b) With respect to the L/C Issuer’s claim for compensation under Section 3.02, the Company shall not be required to compensate the L/C Issuer for any amount incurred more than 180 days prior to the date that the L/C Issuer notifies the Company of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.04. Mitigation; Designation of a Different Issuing Office. If the L/C Issuer requests compensation under Section 3.04(a) or if the Company is required to pay any Indemnified Taxes or additional amounts to the L/C Issuer or any Governmental Authority for the account of the L/C Issuer pursuant to Section 3.01, then the L/C Issuer shall (at the request of the Company) use reasonable efforts in assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the L/C Issuer, such assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.02(a), as the case may be, in the future, and (ii) would not subject the L/C Issuer to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to the L/C Issuer. The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the L/C Issuer in connection with any such designation or assignment.

Section 3.05. Survival. All of the Company Parties’ obligations under this Article III shall survive termination of the Commitment, payment or other termination of the Obligations, including the expiration or cancellation of all Letters of Credit issued hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO L/C CREDIT EXTENSIONS

Section 4.01. Conditions to Closing Date. The L/C Issuer’s Commitment hereunder shall become effective, on the terms and subject to the other conditions set forth herein, upon the satisfaction or waiver of the following conditions precedent:

(a) The L/C Issuer shall have received all of the following, each of which shall be originals or facsimiles or “.pdf” files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, if applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the L/C Issuer, and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Company and, if applicable, its Subsidiaries):

(i) executed counterparts of (A) this Agreement from the Company and (B) the Collateral Account Agreement from the Company; together with copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the L/C Issuer may deem reasonably necessary in order to perfect and protect or evidence the Liens on assets of the Company created under the Collateral Account Agreement (to the extent and with the priority contemplated herein and therein), covering the Collateral,

(ii) such customary certificates of resolutions or other action authorizing the execution, delivery and performance of the Credit Documents and the transactions hereunder, incumbency certificates and/or other certificates of Responsible Officers of the Company as the L/C Issuer may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the Credit Documents;

(iii) such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the L/C Issuer may reasonably require to evidence that the Company is duly organized or formed, and is validly existing and in good standing;

(iv) a solvency certificate from a financial officer of the Company (after giving effect to the Transactions), substantially in the form attached hereto as Exhibit C;

(v) an opinion of Debevoise & Plimpton LLP, counsel to the Company, addressed to the L/C Issuer, in form and substance reasonably satisfactory to the L/C Issuer;

(vi) an opinion of Richards, Layton & Finger LLP, Delaware counsel to the Company, addressed to the L/C Issuer, in form and substance reasonably satisfactory to the L/C Issuer; and

(b) The Company shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by the L/C Issuer that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Closing Date (or such shorter period as the L/C Issuer shall otherwise agree).

(c) All actions necessary to establish that the L/C Issuer will have a perfected (i) first priority security interest subject to no Liens (other than Permitted Liens) in the Collateral Account, any other Deposit Account or Securities Account and all cash, Cash Equivalents and other Securities on deposit therein shall have been taken and (ii) first priority security interest subject to no Liens (other than Customary Permitted Liens) in all of the other Collateral shall have been taken.

(d) All fees required to be paid on the Closing Date and reasonable out-of-pocket expenses of Davis Polk & Wardwell LLP, in the case of expenses, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (or such later date as the Company may reasonably agree) shall have been paid.

Section 4.02. Conditions to All L/C Credit Extensions. The obligation of the L/C Issuer to honor any Letter of Credit Application is subject to the following conditions precedent:

(a) The representations and warranties of the Company contained in Article V or any other Credit Document shall be true and correct in all material respects on and as of the date of such L/C Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default or Event of Default shall exist or would result from such proposed L/C Credit Extension or from the application of the proceeds therefrom.

(c) The L/C Issuer shall have received a Letter of Credit Application in accordance with the requirements hereof.

(d) Immediately after giving effect to such L/C Credit Extension, the Minimum Collateral Condition shall be satisfied.

(e) Immediately after giving effect to such L/C Credit Extension, the L/C Obligations shall not exceed the Facility Amount.

Each Letter of Credit Application submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (d), (e) and (f) have been satisfied (unless waived) on and as of the date of the applicable L/C Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the L/C Issuer that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. The Company (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) and (e), to the extent that any failure to be so or to have such could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by the Company of each Credit Document is within the Company’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of the Company’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (i) any Contractual Obligation to which the Company is a party or affecting the Company or the properties of the Company or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject or (c) violate any Law; in each case except to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Credit Document, except for (x) for filings and registrations necessary to perfect the Liens on the Collateral granted by the Company under the Credit Documents, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect. This Agreement and each other Credit Document has been duly executed and delivered by the Company. This Agreement and each other Credit Document constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Legal and Beneficial Owner. The Company is the legal owner of the Collateral.

Section 5.06. Compliance with Laws. The Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.07. Solvency. As of the Closing Date, after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.08. Perfection, Etc. Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the L/C Issuer, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and (a) when financing statements and other filings in appropriate form are filed in the offices of the Secretary of State of the Company’s jurisdiction of organization or formation and (b) upon the taking of control by the L/C Issuer of such Collateral with respect to which a security interest may be perfected only by control, the Liens created by the Collateral Documents shall constitute fully perfected Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Credit Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens (other than (x) in the case of the Collateral

Account, any other Deposit Account or Security Account and all cash, Cash Equivalents and other Securities on deposit therein, Permitted Liens and (y) in the case of all other Collateral, Customary Permitted Liens).

Section 5.09. PATRIOT ACT; Sanctioned Persons. None of the Company, any of its Subsidiaries, or any of the Company’s directors or officers, nor, to the knowledge of the Company, any director or officer of any of the Company’s Subsidiaries, is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State (collectively, “Sanctions”). None of the Company nor any of its Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the Letters of Credit, for the purpose of financing any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is restricted under any Sanctions. No part of the proceeds of the Letters of Credit shall be used by the Company in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Company and each of its Subsidiaries is in compliance, in all material respects, with the PATRIOT Act.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Facility Amount is greater than zero or any Obligation shall be outstanding the Company shall:

Section 6.01. Financials. Furnish the L/C Issuer the financial statements and any accompanying report and opinion required to be delivered to lenders thereunder pursuant to Sections 6.01(a) and (b) of the Tribune Publishing Term Loan Agreement on the terms and within the time periods specified in such agreement; provided that if the Tribune Publishing Term Loan Agreement is no longer in effect, such financial statements and any accompanying report and opinion required shall be furnished to the L/C Issuer on the terms and within the time periods specified in the Tribune Publishing Term Loan Agreement as in effect immediately prior to the termination thereof.

Documents required to be delivered pursuant to this Section 6.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 8.02 and (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which the L/C Issuer has (whether a commercial or third party website); provided that (i) upon written request by the L/C Issuer, the Company shall deliver paper copies of such documents to the L/C Issuer until a written request to cease delivering paper copies is given by the L/C Issuer and (ii) the Company shall notify (which may be by facsimile or electronic mail) the L/C Issuer of the posting of any such documents and provide to the L/C Issuer by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 6.02. Notices. Promptly, after a Responsible Officer of the Company has obtained knowledge thereof, notify the L/C Issuer of the occurrence of any Default.

Section 6.03. Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in the reasonable business judgment of the Company, it is in its best economic interest not to preserve such rights, permits, licenses or franchises or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.

Section 6.05. Compliance with Laws. Comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Further Assurances. Promptly upon request by the L/C Issuer (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Credit Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the L/C Issuer may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.01. Events of Default. Any of the following shall constitute an event of default “Event of Default”:

(a) Non-Payment. The Company or any other Company Party, as applicable, fails to pay within five Business Days after the same becomes due any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Credit Document;

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02 or 6.04(a);

(c) Other Defaults. The Company fails to perform or observe any covenant or agreement (other than those specified in Section 7.01(a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the L/C Issuer to the Company; or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Company herein, in any other Credit Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. An “Event of Default” as defined in the Tribune Publishing Term Loan Agreement, any ABL Facility (as defined in the Tribune Publishing Term Loan Agreement) or under any Indebtedness (other than Indebtedness hereunder and Indebtedness owed by the Company to any other Company Party or by any other Company Party to the Company or any other Company Party), in each case having an aggregate outstanding principal amount of more than $35,000,000 occurs and is continuing.

(f) Insolvency Proceedings, Etc. The Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Company and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to the Company or to all or substantially all of its property is instituted without the consent of the Company and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of the Company and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Invalidity of Credit Documents. (i) Any material provision of any of the Collateral Documents at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder ceases to be in full force and effect; (ii) the Company denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of payment in full of the Obligations then due and owing, including the expiration or cancellation of all Letters of Credit issued hereunder and termination of the Commitment or as a result of a transaction permitted hereunder or thereunder); or (iii) this Agreement and the Collateral Account Agreement cease to create a valid and perfected lien, with the priority required hereby and thereby, on and security interest in the Collateral, subject (x) in the case of the Collateral Account, any other Deposit Account or Securities Account and all cash, Cash Equivalents and other Securities on deposit therein, to any Permitted Liens and (y) in the case of any other Collateral, Customary Permitted Liens; or

(i) Minimum Collateral Condition: The Minimum Collateral Condition is not satisfied and such failure continues for five Business Days after notice thereof by the L/C Issuer.

Section 7.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the L/C Issuer may take any or all of the following actions:

(a) declare the Commitment to be terminated, whereupon the Commitment shall be terminated;

(b) apply all amounts held in the Collateral Account in respect of any drawings under Letters of Credit and any fees or other amounts due and payable hereunder; and

(c) exercise all rights and remedies available to it under the Credit Documents, and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under any Debtor Relief Law, the Commitment shall automatically terminate and all amounts as aforesaid shall automatically become due and payable, in each case without further act of the L/C Issuer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the L/C Issuer and the Company.

Section 8.02. Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

(i) if to the Company, to the address, telecopier number, electronic mail address or telephone number specified in Schedule 8.02, or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by the Company in a notice to the other parties hereto, as provided in Section 8.02(c); and

(ii) if to any the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in Schedule 8.02, or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by the L/C Issuer in a notice to the other parties hereto, as provided in Section 8.02(c).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Transmissions. The L/C Issuer is authorized to accept and process any Letter of Credit Application and any amendments, transfers, assignments of proceeds, instructions, consents, waivers and all documents relating to any Letter of Credit or Letter of Credit Application which are sent to the L/C Issuer by electronic transmissions, including SWIFT, electronic mail, telex, telecopy, telefax, courier, mail or other computer generated telecommunications and such electronic communication shall have the same legal effect as if written and shall be binding upon and enforceable against the Company. The L/C Issuer may transmit a Letter of Credit or any amendment thereto by SWIFT message and thereby bind the Company directly and as indemnitor to the SWIFT rules, including rules obligation the Company or the L/C Issuer to pay charges. The L/C Issuer may, but shall not be obligated to, require authentication of such electronic transmission or that the L/C Issuer receives original documents prior to acting on such electronic transmission. If it is a condition of the Letter of Credit that payment may be made upon receipt by the L/C Issuer of an electronic transmission advising negotiation, Company hereby agrees to reimburse the L/C Issuer on demand for the amount indicated in such electronic transmission advice, and further agrees to hold the L/C Issuer harmless if the documents fail to arrive, or if, upon the arrival of the documents, the L/C Issuer should determine that the documents do not comply with the terms and conditions of the Letter of Credit.

(c) Change of Address, Etc. Each of the Company and the L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by the L/C Issuer. The L/C Issuer shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the L/C Issuer and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company to the extent required by Section 8.05. All telephonic notes to and other telephonic communications with the L/C Issuer may be recorded by the L/C Issuer, and each of the parties hereto hereby consents to such recording.

Section 8.03. No Waiver; Cumulative Remedies; Enforcement. No failure by the L/C Issuer to exercise, and no delay by the L/C Issuer in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 8.04. Expenses and Taxes. The Company agrees (a) to pay or reimburse the L/C Issuer for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Credit Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP and, if necessary, any specialist counsel or one local counsel in each relevant jurisdiction), and (b) to pay or reimburse the L/C Issuer for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.02, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with this Agreement or the other Credit Documents), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the L/C Issuer and, if necessary, of any specialist counsel or one local counsel in each relevant jurisdiction, in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.02, all reasonable search, filing, recording, and fees and taxes related thereto, and other out-of-pocket expenses incurred by the L/C Issuer. All amounts due under this Section 8.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least five Business Days prior to the Closing Date). The agreements in this Section 8.04 shall survive the termination of the Commitment, payment or termination of all other Obligations, including the expiration or cancellation of all Letters of Credit issued hereunder.

Section 8.05. Indemnification; Limitation of Liability. The Company shall indemnify and hold harmless the L/C Issuer and its Affiliates and each of their respective officers, directors, employees, advisors, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees, costs and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a special counsel acting in multiple jurisdictions) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement or performance of this Agreement or any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby, or (b) any Letter of Credit or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives (in each case, with respect to such person only, and not any other person), (B) from a material breach of the Credit Documents by such Indemnitee or one of its Affiliates or (C) with respect to any claim that did not arise out of any act or omission of the Company or any direct or indirect parent or controlling person thereof, any dispute that is among Indemnitees (other than any dispute involving claims against the L/C Issuer, in its capacity as such) (collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Company, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or any Company Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Company Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 8.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Company Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Company shall indemnify and hold harmless each Indemnitee in the manner set forth above. The Company shall not be liable for any settlement of any proceeding effected without the written consent of the Company (not to be unreasonably withheld or delayed), but if settled with such consent, the Company agrees to indemnify each Indemnitee from and against any loss or liability by reason of such settlement. All amounts due under this Section 8.05 shall be payable within 30 days after demand therefor. The agreements in this Section 8.05 shall survive the resignation of the L/C Issuer, the termination of the Commitments and the payment, satisfaction or discharge of all the Obligations, including expiration or cancellation of all Letters of Credit issued hereunder. This Section 8.05 shall not apply with respect to Indemnified Taxes other than any Indemnified Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

Section 8.06. Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the L/C Issuer, or the L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 8.07. Successors. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

Section 8.08. Confidentiality. The L/C Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by the L/C Issuer will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 8.08 and the L/C Issuer will be responsible for their compliance herewith); (b) to the extent requested by any regulatory authority having jurisdiction over the L/C Issuer or its Affiliates; (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) [reserved]; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) [reserved]; (g) with the written consent of the Company; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 8.08; (i) to the extent that such information is received by the L/C Issuer from a third party that is not, to the L/C Issuer’s knowledge, subject to contractual or fiduciary contractual obligations owning to any Company Party or (j) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the L/C Issuer. For the purposes of this Section 8.08, “Information” means all information received from or on behalf of the Company or any Subsidiary thereof relating to the Company or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to the L/C Issuer prior to such disclosure other than as a result of a breach of this Section 8.08 by the L/C Issuer. Any Person required to maintain the confidentiality of Information as provided in this Section 8.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision of this Agreement or any other Credit Document, the provisions of this Section 8.08 shall survive with respect to the L/C Issuer until the second anniversary of the L/C Issuer ceasing to be the L/C Issuer hereunder.

The L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Company or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 8.09. Setoff. In addition to any rights and remedies of the L/C Issuer provided by Law, upon the occurrence and during the continuance of any Event of Default, the L/C Issuer is authorized at any time and from time to time, without prior notice to the Company or any other Company Party, any such notice being waived by the Company (on its own behalf and on behalf of each Company Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Company Party is acting as fiduciary for another Person who is not a Company Party, at any time held by, and other Indebtedness at any time owing by, the L/C Issuer to or for the credit or the account of the respective Company Parties against any and all Obligations owing to the L/C Issuer hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the L/C Issuer shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The L/C Issuer agrees promptly to notify the Company after any such set-off and application made by the L/C Issuer; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the L/C Issuer under this Section 8.09 are in addition to other rights and remedies (including other rights of setoff) that the L/C Issuer may have.

Section 8.10. Counterparts. This Agreement and each other Credit Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Credit Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Credit Document. The L/C Issuer may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 8.11. Integration; Effectiveness. This Agreement and the other Credit Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the L/C Issuers in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. This Agreement shall become effective when it shall have been executed by L/C Issuer and when the L/C Issuer shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 8.12. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the L/C Issuer, regardless of any investigation made by L/C Issuer or on its behalf and notwithstanding that the L/C Issuer may have had notice or knowledge of any Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any Letter of Credit shall remain outstanding or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 8.13. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS OR ANY LETTER OF CREDIT TO WHICH IT IS A PARTY TO THE EXCLUSIVE GENERAL JURISDICTION OF THE

SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT SOLELY IN SUCH NEW YORK COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) THE L/C ISSUER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE L/C ISSUER, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 8.14 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 8.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 8.15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH

RESPECT TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16. Binding Effect. When this Agreement shall have become effective in accordance with Section 8.11, it shall thereafter shall be binding upon and inure to the benefit of the Company, the L/C Issuer and their respective successors.

Section 8.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Company acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Company and its Subsidiaries and the L/C Issuer is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Credit Documents, irrespective of whether the L/C Issuer has advised or is advising the Company and its respective Subsidiaries on other matters, (B) the services regarding this Agreement provided by the L/C Issuer are arm’s-length commercial transactions between the Company and its Subsidiaries, on the one hand, and the L/C Issuer, on the other hand, (C) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the L/C Issuer is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) the L/C Issuer does not have any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the L/C Issuer and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or any of its Affiliates, and the L/C Issuer does not have any obligation to disclose any of such interests and transactions to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it may have against the L/C Issuer with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.18. Affiliate Activities. The Company acknowledges that the L/C Issuer (and its Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Credit Documents, (ii) be customers or competitors of the Company and its Affiliates or (iii) have other relationships with the Company and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company and its Affiliates or such other entities. The transactions contemplated hereby and by the other Credit Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 8.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.20. USA PATRIOT ACT. The L/C Issuer hereby notifies the Company and the Company Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each of the Company and each Company Party, which information includes the name and address of the Company and each Company Party and other information that will allow the L/C Issuer, to identify the Company and each Company Party in accordance with the PATRIOT Act. The Company and each Company Party shall, promptly following a request by the L/C Issuer, provide all documentation and other information that the L/C Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

TRIBUNE PUBLISHING COMPANY

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	President and Chief Executive Officer

[Signature Page to Letter of Credit Agreement]

JPMORGAN CHASE BANK, N.A., as L/C Issuer

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[Signature Page to Letter of Credit Agreement]

Schedule 8.02

L/C Issuer’s Office, Certain Addresses for Notices

To the Company:

Tribune Publishing Company

202 West First Street

Los Angeles, CA 90012

Facsimile No.:	213-237-4401
Phone No.:	213-237-5000
Attention:	John Bode, Chief Financial Officer

with a copy to:

Tribune Publishing Company

202 West First Street

Los Angeles, CA 90012

Facsimile No.:	213-237-4401
Phone No.:	213-237-5000
Attention:	Julie Xanders, General Counsel

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile No.:	212-909-6000
Phone No.:	212-909-6465
Attention:	Jeffrey E. Ross

To the L/C Issuer:

JPMorgan Chase Bank, N.A.

500 Stanton Christian Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107
Facsimile No.:	302-634-3301
Phone No.:	302-634-1651
Attention:	George Ionas

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile No.:	212-701-5382
Phone No.:	212-450-4382
Attention:	Meyer Dworkin

JPMorgan Chase Bank, N.A.

10420 Highland Manor Drive, 4th Floor

Tampa, FL 33610

Facsimile No.:	856-294-5267
Phone No.:	813-432-6339
Attention:	James Alonzo

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

Facsimile No.:	212-270-5127
Phone No.:	212-270-6782
Attention:	John Kowalczuk

EXHIBIT A

FORM OF REQUEST FOR L/C CREDIT EXTENSION

Date:             ,

To:	JPMorgan Chase Bank, N.A., as L/C Issuer

JPMorgan Chase Bank, N.A.

500 Stanton Christian Road

Ops Building 2, 3rd Floor

Newark, DE 19713-2107

Facsimile No.:	302-634-3301
Phone No.:	302-634-1651
Attention:	George Ionas

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Facsimile No.:	212-701-5382
Phone No.:	212-450-4382
Attention:	Meyer Dworkin

JPMorgan Chase Bank, N.A.

10420 Highland Manor Drive, 4th Floor

Tampa, FL 33610
Facsimile No.:	856-294-5267
Phone No.:	813-432-6339
Attention:	James Alonzo

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY 10179

Facsimile No.:	212-270-5127
Phone No.:	212-270-6782
Attention:	John Kowalczuk

Ladies and Gentlemen:

Reference is made to that certain Continuing Agreement for Standby Letters of Credit dated as of August 4, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Letter of Credit Agreement”), between Tribune Publishing Company, a Delaware corporation (the “Company”) and JPMorgan Chase Bank, N.A., as L/C Issuer. Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Letter of Credit Agreement.

The undersigned hereby requests an [issuance][amendment][extension] of [a] standby Letter[s] of Credit in the amount of $[        ]. Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.01(b) of the Letter of Credit Agreement.

The L/C Credit Extension requested herein complies with the Letter of Credit Agreement, including Section 4.02 of the Letter of Credit Agreement.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

EXHIBIT B

Blocked Account Control

Agreement  |  JPMORGAN CHASE BANK, N.A.

V1.4_0410

AGREEMENT dated as of August 4, 2014 (as amended, supplemented, waived or otherwise modified, this “Agreement”), by and among Tribune Publishing Company (the “Company”), JPMorgan Chase Bank, N.A. (in its capacity as l/c issuer under the Letter of Credit Agreement described below, together with any successor in interest thereto, the “L/C Issuer”) and JPMorgan Chase Bank, N.A. (in its capacity as depository under this Agreement, together with any successor in interest thereto, the “Depositary”).

The parties hereto refer to Account No.          in the name of Company maintained at Depositary (the “Account”) and hereby agree as follows:

1.	The Company and the L/C Issuer notify Depositary that by that certain Continuing Agreement for Standby Letters of Credit, dated as of the date hereof (as amended, supplemented, waived or otherwise modified, the “Letter of Credit Agreement”), between the Company and the L/C Issuer, the Company has granted the L/C Issuer a security interest in the Account and all funds on deposit from time to time therein. The Depositary acknowledges being so notified.

2.	The Depositary shall honor only withdrawal, payment, transfer or other fund disposition or other instructions which the Company is entitled to give under the Account Documentation (as hereinafter defined) (collectively, “instructions”) received from the L/C Issuer (without Company’s consent) concerning the Account. The Company shall have no right to issue instructions or any other right or ability to access or withdraw or transfer funds from the Account.

3.	This Agreement supplements, rather than replaces, the Depositary’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the “Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions, the L/C Issuer shall provide the Depositary with such documentation as the Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of the L/C Issuer. The L/C Issuer may request the Depositary to provide other services (such as automatic daily transfers) with respect to the Account; however, if such services are not authorized or otherwise covered under the Account Documentation, the Depositary’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to the Company and/or the L/C Issuer executing such Account Documentation or other documentation as the Depositary may require in connection therewith).

4.	The Depositary agrees not to exercise or claim any right of offset, banker’s lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Account or transactions therein, (ii) overdrafts in the Account or (iii) the Depositary’s charges, fees and expenses with respect to the Account or the services provided hereunder.

5.	Notwithstanding anything to the contrary in this Agreement: (i) the Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) the Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice, instruction or request purportedly furnished to it by the Company or the L/C Issuer in accordance with the terms hereof, in which case the parties hereto agree that the Depositary has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that the Depositary has no knowledge of (and is not required to know) the terms and provisions of the Letter of Credit Agreement or any other related documentation or whether any actions by the L/C Issuer, the Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) the Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) the Depositary shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond the Depositary’s reasonable control.

6.	The Company hereby agrees to indemnify, defend and save harmless the Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of the Depositary) (collectively, “Covered Items”) incurred in connection with this Agreement or the Account (except to the extent due to the Depositary’s willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred as a result of following Company’s direction or instruction. The L/C Issuer hereby agrees to indemnify, defend and save harmless the Depositary against any Covered Items incurred (i) in connection with this Agreement or the Account (except to the extent due to the Depositary’s willful misconduct or gross negligence) or any interpleader proceeding related thereto, (ii) as a result of following the L/C Issuer’s direction or instruction or (iii) due to any claim by the L/C Issuer of an interest in the Account or the funds on deposit therein.

7.	The Depositary may terminate this Agreement (i) in its discretion upon the sending of at least thirty (30) days’ advance written notice to the other parties hereto or (ii) because of a material breach by the Company or the L/C Issuer of any of the terms of this Agreement or the Account Documentation, upon the sending of at least five (5) days advance written notice to the other parties hereto. This Agreement shall terminate three (3) days after the receipt by the Depositary of a written notice of termination sent by the L/C Issuer and consented to in writing by the Company. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination.

8.	The Company shall compensate the Depositary for the opening and administration of the Account and services provided hereunder in accordance with the Depositary’s fee schedules from time to time in effect (it being understood the Company shall have been notified of such fee schedules to the extent they are to be in effect).

9.	This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. The Depositary’s jurisdiction for purposes of Part 3 of Article 9 of the Uniform Commercial Code shall be New York. The designation of the Depositary’s jurisdiction for purposes of the Uniform Commercial Code in this Agreement shall be controlling in the event of any conflict between this Agreement and any other agreement (including the Account Documentation) between the Depositary and the Company governing the Account. All parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement. All notices under this Agreement shall be in writing and sent (including via emailed pdf or similar file or facsimile transmission) to the parties hereto at their respective addresses, email addresses or fax numbers set forth below (or to such other address, email address or fax number as any such party shall designate in writing to the other parties from time to time).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Tribune Publishing Company, as the Company		JPMORGAN CHASE BANK, N.A., as the L/C Issuer

By:	Date:	By:	Date:

Name:		Name:

Title:		Title:

Address for	435 North Michigan Avenue	Address for
Notices:	Chicago, Illinois 60611	Notices:

Fax No.:		Fax No.:

Email Address:		Email Address:

with copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile No.: 212-909-6000

Phone No.: 212-909-6465

Attention: Jeffrey E. Ross

EXHIBIT B

JPMORGAN CHASE BANK, N.A., as Depositary

By:	Date:

Name:

Title:

Address For Termination Notices: JPMorgan Chase Bank, N.A. Attn: Blocked Accounts 420 W Van Buren Street, 9th floor Suite IL1-0199 Chicago, IL 60606-3534	Address for Instructions and other Notices: JPMorgan Chase Bank, N.A. Attn:
Email: blocked.account.contracts@jpmchase.com	Email: Fax No.:

EXHIBIT C

SOLVENCY CERTIFICATE

Date:             , 2014

To the L/C Issuer:

I, the undersigned chief financial officer of Tribune Publishing Company, a Delaware corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the L/C Issuer pursuant to Section 4.01(a)(iv) of that certain Continuing Agreement for Standby Letters of Credit, dated as of August 4, 2014, between the Company and JPMorgan Chase Bank, N.A., as L/C Issuer (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Letter of Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Letter of Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

Form of Solvency Certificate

C-1

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Scheduled Termination Date, the Company and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Company and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

The Company and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Scheduled Termination Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Company and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 6.01 of the Letter of Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Letter of Credit Agreement.

(c) As chief financial officer of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Company and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Company and its Subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

Form of Solvency Certificate

C-2

EXHIBIT C

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

TRIBUNE PUBLISHING COMPANY

By:
Name:
Title:

Form of Solvency Certificate

C-3